                                                        PRESS RELEASE
                                                        For Information Contact:
                                                        Murray Pitkowsky
                                                        Senior VP and CFO
                                                        Datascope Corp.
                                                        14 Philips Parkway
                                                        Montvale, NJ 07645
                                                        (201) 307-5504


                        FOR IMMEDIATE RELEASE:

                      Datascope Reports Fiscal 2003 Results

         Montvale, New Jersey, July 30, 2003 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the fiscal year ended June 30, 2003 of $23.3 million or $1.57 per share, compared with net earnings of $13.9 million or 92 cents per share last year. Earnings for fiscal 2003 included a gain recorded earlier this year of $1.9 million after tax, equivalent to 13 cents per share, from the settlement of patent litigation with Vascular Solutions, Inc. Earnings for fiscal 2002 included restructuring charges of $9.5 million after tax, equivalent to 63 cents per share. Sales for fiscal 2003 were $328.3 million compared to $317.4 million last year reflecting growth in all businesses except VasoSeal, and a benefit from favorable foreign exchange translation in the amount of $6.8 million.

         Net earnings in the fourth quarter fiscal 2003 were $6.3 million or 42 cents per share, unchanged from the fourth quarter last year. Sales in the fourth quarter fiscal 2003 were $89.1 million compared to $86.8 million in the comparable period last year, with the increase due to favorable foreign exchange translation.

         Sales of patient monitoring products rose 9% to a record $136.5 million in fiscal 2003. The sales increase reflects strong growth of several product lines, including Accutorr Plus(R) noninvasive blood pressure monitors, wireless central monitoring systems, Masimo SET(R)(1) pulse oximetry sensors and the Anestar(TM) anesthesia delivery system. Favorable foreign exchange translation also contributed to sales growth.

         During the third quarter the company positioned itself for renewed growth in the bedside monitoring market segment with the introduction of two new monitors, Spectrum(TM) and Trio(TM). The Spectrum monitor is a battery-powered, portable bedside monitor for the high-end, critical care market, a $650 million market segment. The Trio is a compact and highly portable monitor with applications in a wide variety of hospital and outpatient settings. It is aimed at price sensitive markets such as surgery centers, general hospital applications and international markets. The Trio should enable Datascope to expand its share of an estimated $80 million low-end monitor market. Shipments of Spectrum in the U.S. and to international markets began in the third quarter. Shipments of Trio to international markets began in the third quarter, and U.S. sales are expected to begin in the first half of fiscal 2004 when FDA market clearance is expected. Sales of bedside monitors increased in the fourth quarter following the introduction of these two new products.


--------
(1) Masimo SET is a registered trademark of Masimo Corporation.

         Cardiac assist product sales increased 5% to $118.4 million in fiscal 2003. The increase is due to stronger worldwide sales of intra-aortic balloon pumps, a modest increase in sales of balloon (IAB) catheters and the favorable effect of foreign exchange translation. As previously disclosed, the company's distributor in Japan reduced purchases in the first half of the fiscal year in order to reduce inventory and resumed its normal purchasing pattern in the second half of the year. Sales of the new, premium-priced Fidelity(TM) 8 Fr. IAB catheter continued to grow, accounting for 61% of total IAB catheter sales in the fourth quarter.

         Sales of VasoSeal(R) sealing devices decreased 21% to $41.2 million due to continued strong competition and to the production problem reported in the third quarter press release, which interrupted the launch of the next-generation VasoSeal Elite(TM) product. The company noted that this production problem has been resolved and that shipments of VasoSeal Elite devices, which incorporate a new, proprietary collagen hemostat, resumed in June.

         During the current quarter, the company changed the name of its Collagen Products Division, which manufactures and markets the VasoSeal devices, to the Interventional Products Division. The new name reflects the company's objective to broaden the product portfolio offered by the division to include new products for interventional cardiology and interventional radiology that are not collagen-based. The first of these new products, an innovative pressure-assisted dressing for post-hemostasis wound management, is expected to be launched in the first half of the new fiscal year.

         Sales of InterVascular, Inc.'s products increased 18% to $30.1 million, primarily reflecting favorable foreign exchange translation, a full year of direct sales in the U.S., and increased sales of the InterGard(R) Silver anti-microbial graft in Europe. As previously reported, sales in the U.S. were also higher than last year because the company's former distributor, whose termination became effective at the end of December 2001, placed no orders in the second quarter last year. The company continues to seek FDA approval to sell InterGard Silver grafts in the United States.

         As previously reported, the company's objective is to produce consistent value for shareholders on a long-term basis. Accordingly, Datascope will discontinue its practice of giving earnings guidance beginning with the new fiscal year.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 431 thousand shares at a cost of $17.4 million. The remaining balance under the existing share repurchase program is $22.6 million.

         Datascope's news releases and other company information, including specifics about its July 31, 2003 conference call and webcast (at noon, EDT, call in number: 800-289-0494 and confirmation code: 606489), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the possibility that FDA clearance will not be received in time to begin sales of the new Trio monitor in the first half of fiscal 2004, the new innovative pressure-assisted dressing for post-hemostasis wound management will not be launched in the first half of fiscal 2004, market conditions may change, particularly as the result of competitive activity in the Cardiac Assist, Vascular Sealing and other markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and VasoSeal products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        Datascope Corp. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                                             Year Ended                             Three Months Ended
                                                              June 30,                                   June 30,
                                                --------------------------------------     --------------------------------------
                                                      2003                 2002                  2003                 2002
                                                -----------------    -----------------     -----------------    -----------------
                                                               Audited
                                                --------------------------------------

Net Sales                                               $328,300             $317,400               $89,100              $86,800
                                                -----------------    -----------------     -----------------    -----------------
Costs and Expenses:
  Cost of sales                                          138,153              133,532                37,611               38,571
  Research and development
    expenses                                              29,034               25,720                 7,247                6,877
  Selling, general and
    administrative expenses                              130,871              126,075                35,303               33,251
  Gain on legal settlement (A)                            (3,028)                  --                    --                   --
  Restructuring charges (B)                                   --               11,463                    --                   --
                                                -----------------    -----------------     -----------------    -----------------
                                                         295,030              296,790                80,161               78,699
                                                -----------------    -----------------     -----------------    -----------------
Operating Earnings                                        33,270               20,610                 8,939                8,101
  Other (Income), net                                     (1,232)              (1,457)                 (257)                (431)
                                                -----------------    -----------------     -----------------    -----------------
Earnings Before Taxes on Income                           34,502               22,067                 9,196                8,532
Taxes on Income                                           11,203                8,166                 2,943                2,286
                                                -----------------    -----------------     -----------------    -----------------
Net Earnings                                             $23,299              $13,901                $6,253               $6,246
                                                =================    =================     =================    =================
Earnings Per Share, Basic                                  $1.58                $0.94                 $0.42                $0.42
                                                =================    =================     =================    =================
Weighted Average Common
  Shares Outstanding, Basic                               14,774               14,778                14,769               14,778
                                                -----------------    -----------------     -----------------    -----------------
Earnings Per Share, Diluted                                $1.57                $0.92                 $0.42                $0.42
                                                =================    =================     =================    =================
Weighted Average Common
  Shares Outstanding, Diluted                             14,850               15,075                14,911               14,936
                                                -----------------    -----------------     -----------------    -----------------

(A) The gain on legal settlement in FY 2003 of $3.0 million pretax, equivalent to $0.13 per diluted share, resulted from the settlement of patent infringement litigation against Vascular Solutions, Inc., net of related expenses.

(B) Restructuring charges recorded in FY 2002 were $11.5 million pretax, equivalent to $0.63 per diluted share.

                        Datascope Corp. and Subsidiaries
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                                         June 30,
                                                                           --------------------------------------
                                                                                2003                  2002
                                                                           ----------------      ----------------

    Assets
    Current Assets:
      Cash and cash equivalents                                                    $10,572                $5,548
      Short-term investments                                                        27,746                15,817
      Accounts receivable less allowance for
        doubtful accounts of $2,020 and $1,159                                      73,924                79,400
      Inventories                                                                   49,409                51,930
      Prepaid expenses and other current assets                                      9,727                10,216
      Current deferred taxes                                                         6,006                 4,658
                                                                           ----------------      ----------------
          Total Current Assets                                                     177,384               167,569

    Property, Plant and Equipment, net                                              89,607                89,897
    Long-Term Investments                                                           36,959                30,525
    Other Assets                                                                    34,882                28,031
                                                                           ----------------      ----------------
                                                                                  $338,832              $316,022
                                                                           ================      ================

    Liabilities and Stockholders' Equity
    Current Liabilities:
      Accounts payable                                                             $13,137               $15,258
      Accrued expenses                                                              14,064                16,393
      Accrued compensation                                                          14,579                13,218
      Deferred revenue                                                               4,362                 4,459
                                                                           ----------------      ----------------
          Total Current Liabilities                                                 46,142                49,328

    Other Liabilities                                                               21,015                15,716
    Stockholders' Equity
      Preferred stock, par value $1.00 per share:
        Authorized 5 million shares; Issued, none                                       --                    --
      Common stock, par value $.01 per share:
        Authorized, 45 million shares;
        Issued, 17,750 and 17,724 shares                                               178                   177
      Additional paid-in capital                                                    73,319                72,542
      Treasury stock at cost, 2,981 and 2,946 shares                               (87,423)              (86,484)
      Retained earnings                                                            292,912               272,570
      Accumulated other comprehensive loss                                          (7,311)               (7,827)
                                                                           ----------------      ----------------
                                                                                   271,675               250,978
                                                                           ----------------      ----------------
                                                                                  $338,832              $316,022
                                                                           ================      ================

                        Datascope Corp. and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                                                            Year Ended
                                                                                             June 30,
                                                                                 ----------------------------------
                                                                                     2003                2002
                                                                                 --------------     ---------------

Operating Activities:
     Net cash provided by operating activities                                         $32,700             $18,921
                                                                                 --------------     ---------------

Investing Activities:
     Capital expenditures                                                               (4,644)             (6,001)
     Purchases of investments                                                          (54,100)            (68,042)
     Maturities of investments                                                          35,737              68,503
     Equity Investments                                                                   (318)             (1,554)
                                                                                 --------------     ---------------
     Net cash used in investing activities                                             (23,325)             (7,094)
                                                                                 --------------     ---------------

Financing Activities:
     Treasury shares acquired under repurchase programs                                   (939)             (9,446)
     Exercise of stock options and other                                                   707               1,302
     Cash dividends paid                                                                (2,957)             (2,956)
                                                                                 --------------     ---------------
     Net cash used in financing activities                                              (3,189)            (11,100)
                                                                                 --------------     ---------------

     Effect of exchange rates on cash                                                   (1,162)               (724)
                                                                                 --------------     ---------------

Increase in cash and cash equivalents                                                    5,024                   3
Cash and cash equivalents, beginning of period                                           5,548               5,545
                                                                                 --------------     ---------------

Cash and cash equivalents, end of period                                               $10,572              $5,548
                                                                                 ==============     ===============